Exhibit 10.23

AMENDMENT AND ASSIGNMENT AGREEMENT

     This Amendment and Assignment Agreement (the “Amendment”) is entered into on February 23, 2005 by and among Insight Direct Worldwide, Inc., an Arizona corporation (“IDW”), Insight North America, Inc., an Arizona corporation (“INA”), and Dino Farfante (“Executive”), to be effective as of the date hereof.

RECITALS

     A. Executive is currently employed by Insight Direct Worldwide, Inc. (“IDW”) in the position of President.

     B. Executive and IDW are parties to an Employment Agreement that was effective as of November 1, 2003 (as amended, the “IDW Agreement”).

     C. INA has requested that Executive serve as President of INA, IDW has requested that Executive relinquish the office of President of IDW and Executive desires to accept both requests, not to terminate the IDW Agreement for Good Reason (as defined in the IDW Agreement) and to consent to the assignment of the IDW Agreement to INA.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. Assignment and Acceptance. IDW assigns all of its rights, title and interest in, to and under the IDW Agreement, including all of its obligations under the IDW Agreement, to INA. INA hereby accepts such assignment, and Executive consents to such assignment.

     2. No Termination for Good Reason. By giving the consent in Section 1, above, Executive agrees not to terminate the IDW Agreement for Good Reason (as defined in the IDW Agreement).

     3. References to Company. From and after the date hereof, all references to “Company” in the IDW Agreement shall be deemed to be references to Insight North America, Inc., an Arizona corporation.

     4. Incentive Compensation. Section 3(b)(1) of the IDW Agreement, following the assignment contemplated hereby, is hereby amended by deleting the text of such subsection in its entirety and inserting the following in its place:

Executive shall also be permitted to participate in such incentive compensation plans as are adopted by the Board of Parent from time to time. For FY 2005, Executive shall be entitled to an incentive bonus, calculated and payable annually, based upon the diluted earnings per share

(“EPS”) of Company and Parent provided that the EPS of Company and Parent exceed minimum amounts (the “Minimum”) established by the Compensation Committee of the Board of Parent (the “Committee”). The Committee may, but is not required to, award additional bonus amounts for extraordinary performance or to adjust for inequities resulting from application of the formula. During the last half of each year, the Committee, with input from senior management (including Executive), shall review the incentive compensation plan or formula currently in place in light of all relevant circumstances and business conditions, and shall, in its discretion and business judgment, determine whether to provide incentive compensation for the following year and, if so, make a determination as to the appropriate incentive formula or incentive allocation for Executive for such following year. Certain quarterly payments may be made with respect to the first three quarters of the year as provided in the Section 3(b)(2), below.

     5. Good Reason. Section 7(b)(1) of the IDW Agreement, following the assignment contemplated hereby, is hereby amended by inserting in the second line thereof the phrase “ or a direct report to the Chief Executive Officer of Parent” between the words “nature” and “except”.

     6. No Other Amendments. Except as expressly set forth herein, there are no other amendments to the IDW Agreement and the IDW Agreement, following its assignment to INA, remains in full force and effect.

     7. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Arizona.

     IN WITNESS WHEREOF, the parties have executed and delivered this Amendment and Assignment Agreement on the date first above written.

Insight Direct Worldwide, Inc.,	Insight North America, Inc.,
an Arizona corporation, as Assignor	an Arizona corporation, as Assignee

By: /s/ Richard A. Fennessy	By: /s/ Richard A. Fennessy
Name: Richard A. Fennessy	Name: Richard A. Fennessy
Title: CEO & President	Title: CEO

/s/ Dino Farfante
Dino Farfante

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